Exhibit 99.2

Lincoln Financial Group Announces the Pricing Terms of Its Cash Tender Offers

For Certain Outstanding Debt Securities

(RADNOR, Pa.) December 19, 2016—Lincoln Financial Group (NYSE: LNC) (the “Company”) today announced the pricing terms of its previously announced cash tender offers (the “Offers”) for (i) up to $200,000,000 aggregate principal amount of its 8.75% Senior Notes due 2019 (the “8.75% Notes”) and (ii) up to $150,000,000 aggregate principal amount of its 6.15% Senior Notes due 2036 (the “6.15% Notes” and, together with the 8.75% Notes, the “Notes”). The terms and conditions of the Offers are described in the Offer to Purchase dated December 5, 2016 (as amended, the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”), and remain unchanged except as amended hereby and by the Company’s press release earlier today, December 19, 2016.

The Total Consideration for each series of Notes is based on the applicable reference yield plus a fixed spread, in each case as set forth in the table below, and is payable to holders of the Notes who validly tendered and did not validly withdraw their Notes on or before 5:00 p.m., New York City time, on December 16, 2016 (the “Early Tender Deadline”) and whose Notes are accepted for purchase by the Company. The Reference Yields (as determined pursuant to the Offer to Purchase) listed in the table were determined at 2:00 p.m., New York City time, today, December 19, 2016, by the dealer managers (identified below). The Total Consideration for each series of Notes includes an early tender premium of $30 per $1,000 principal amount of Notes validly tendered and not validly withdrawn by such holders and accepted for purchase by the Company.

Title of Security	CUSIP Number	Reference U.S. Treasury Security	Reference Yield	Fixed Spread (basis points)	Total Consideration (per $1,000)
8.75% Senior Notes due 2019	534187AX7	1.00% UST due 11/15/19	1.533%	60 bps	$1,162.15
6.15% Senior Notes due 2036	534187AR0	2.25% UST due 08/15/46	3.146%	160 bps	$1,176.08

As announced earlier today, the Company will accept the Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline, subject to proration. Although the Offers are scheduled to expire at 11:59 p.m., New York City time, on January 3, 2017, the Company does not expect to accept for purchase any Notes tendered after the Early Tender Deadline.

All payments for Notes purchased in connection with the Early Tender Deadline will also include accrued and unpaid interest on the principal amount of Notes tendered up to, but not including, the Early Settlement Date, which is currently expected to be December 20, 2016. In accordance with the terms of the Offers, the withdrawal deadline was 5:00 p.m., New York City time, on December 16, 2016. As a result, tendered Notes may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by the Company).

The Company reserves the absolute right, subject to applicable law, to: (i) waive any or all conditions to the Offers; (ii) extend, terminate or withdraw each Offer; or (iii) otherwise amend the Offers in any respect.

Information Relating to the Offers

Wells Fargo Securities, LLC, BofA Merrill Lynch and Citigroup Global Markets, Inc. are acting as the dealer managers for the Offers. The information agent and tender agent for the Offers is Global Bondholder Services Corp.

Copies of the Offer to Purchase, Letter of Transmittal and related offering materials are available by contacting Global Bondholder Services Corp. at (866) 470-3900 (toll-free) or (212) 430-3774 (banks and brokers). Questions regarding the Offers should be directed to Wells Fargo Securities, LLC, at (704) 410-4760 (collect) or (866) 309-6316 (toll-free), BofA Merrill Lynch at (980) 387-3907 (collect) or (888) 292-0070 (toll-free), or Citigroup at (212) 723-6106 (collect) or (800) 558-3745 (toll-free).

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower Americans to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses.

Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The Company had $228 billion in assets under management as of September 30, 2016. Learn more at: www.LincolnFinancial.com. Find us on Facebook, Twitter, LinkedIn and YouTube. To sign up for email alerts, please visit our Newsroom at http://newsroom.lfg.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements regarding the cash tender offers for certain outstanding senior notes of the Company. A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “project,” “will,” “shall” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. For a list and description of some of such risks and uncertainties, see the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time-to-time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, except as required by law, we disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Lincoln Financial Group

Chris Giovanni

484-583-1793

Investor Relations

InvestorRelations@LFG.com

or

Michael Arcaro

484-583-1799

Media Relations

michael.arcaro@LFG.com